Exhibit 99.1

PRESS RELEASE DATED JANUARY 23, 2006

WINNEBAGO INDUSTRIES ANNOUNCES ELECTION OF ROBERT J. OLSON TO POSITION OF
SENIOR VICE PRESIDENT, OPERATIONS

        FOREST CITY, IOWA, January 23, 2006 – Winnebago Industries, Inc., (NYSE:WGO), the leading United States (U.S.) motor home manufacturer, today announced the election of Robert J. Olson to the position of Senior Vice President, Operations.

        Olson, 54, was elected to the newly created position of Senior Vice President by the Company’s board of directors.  In his expanded capacity, Olson will broaden his involvement to all aspects of the operations of the Company, while continuing to oversee the Company’s manufacturing operations.

        Olson began his Winnebago Industries career as an hourly production employee in 1969.  He served in several material management positions with the Company before becoming involved in various manufacturing related positions, most recently serving as Vice President, Operations.

        “Bob’s long tenure with the Company and his solid background in manufacturing management suit him well to expand his scope of involvement,” said Winnebago Industries’ President Ed Barker.  “Bob plays an integral role in decision making for the Company.”

        A native of Osage, IA, Olson and his wife, Kathy, reside in Forest City.  Olson is a Certified Practitioner in Inventory Management by the American Production and Inventory Control Society and recently served as Chairman of the Iowa Manufacturers Extension Board of Governance.